EXHIBIT 5.1

                    [VALERO ENERGY CORPORATION LETTERHEAD]

                                January 31, 2002

Valero Energy Corporation
One Valero Place
San Antonio, Texas  78212

Ladies and Gentlemen:

      I am Vice President and Corporate Secretary of Valero Energy Corporation, a Delaware corporation (the "Company"), and have acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of a Registration Statement on Form S-4 (the "Registration Statement") relating to registration under the Securities Act of shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") issuable in connection with the merger of Ultramar Diamond Shamrock Corporation ("UDS") with and into the Company, as contemplated by the Agreement and Plan of Merger, dated as of May 6, 2001, by and between UDS and the Company (the "Merger Agreement"), including the filing of a Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (the "Amendment").

      The Amendment relates to the registration of up to 7,940,000 shares of Common Stock issuable pursuant to the Diamond Shamrock, Inc. 1987 Long Term Incentive Plan, the Diamond Shamrock, Inc. Long-Term Incentive Plan, the Total Petroleum (North America) Ltd. 1990 Stock Incentive Plan, the Ultramar Corporation 1992 Long-Term Incentive Plan, the Ultramar Diamond Shamrock Corporation Amended and Restated 1996 Long-Term Incentive Plan, the Ultramar Diamond Shamrock Corporation Non-Employee Director Equity Plan, as amended effective January 1, 2000, the Ultramar Diamond Shamrock Corporation 401(k) Retirement Savings Plan, and the Ultramar Diamond Shamrock Corporation Nonqualified 401(k) Plan (collectively, the "Plans"). Valero assumed the Plans pursuant to the transactions contemplated by the Merger Agreement.

      In rendering this opinion, I have examined the Merger Agreement, the Registration Statement, the Amendment, the Company's current Restated Certificate of Incorporation and By-Laws and originals or copies, certified or otherwise identified to my satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

      Based on the foregoing, I am of the opinion that the shares of Common Stock, when sold and issued in accordance with the terms and conditions of the Plans as described in the Amendment, will be validly issued, fully paid and nonassessable.

      I am a member of the Bar of the State of Texas and my opinion is limited to the federal statutory laws of the United States, the laws of the State of Texas and the Delaware General Corporation Law.

      I hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving such opinion, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                       /s/ Jay D. Browning
                                       -------------------
                                       Jay D. Browning
                                       Vice President and Corporate Secretary